EXHIBIT 14

Broadcaster, Inc.

Code of Ethics

Introduction

These ethical guidelines will serve as Broadcaster, Inc.’s (“Broadcaster”) Code of Ethics (“Guidelines”) and as such they cover a wide spectrum of business practices and procedures. They do not cover every issue that may arise, but they set out some basic principles to guide all employees, officers and directors of Broadcaster. We expect all of our employees, officers and directors to comply with them and to seek to avoid even the appearance of improper behavior and to cooperate in any internal investigations of misconduct. These Guidelines should also be provided to and followed by Broadcaster’s agents and representatives, including consultants. Although the Guidelines refer to our employees and sometimes, our officers (each of whom is an employee) and directors, all Guidelines apply to our directors even when we do not specifically refer to them.

If a law conflicts with a policy in these Guidelines, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate these Guidelines may be subject to disciplinary action, which may include termination of employment, depending on the nature of the violation. If you are in a situation, which you believe may violate or lead to a violation of these Guidelines, follow the recommendations described below.

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which Broadcaster’s ethical standards and our reputation are built. All employees must respect and obey the laws of the cities, states and nations in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. If requested, Broadcaster will hold information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.

Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of Broadcaster. A conflict may arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Broadcaster work objectively and effectively. Conflicts of interest arise whenever a family member of an officer, director or employee provides goods or services (including as an employee) or otherwise engages in business with Broadcaster. All of these relationships require prior approval of our Audit Committee. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position with Broadcaster. For example, loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. By law, Broadcaster cannot make any loans to executive officers and directors. It is almost always a conflict of interest for a Broadcaster employee to work simultaneously for a competitor, client or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our clients, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Broadcaster policy, except under specific guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with our Chief Financial Officer or Broadcaster’s securities counsel through the avenues listed at the end of these Guidelines. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described below.

Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for trading purposes or for any other purpose except the conduct of our business. All non-public information about Broadcaster should be considered confidential information. To use non-public information for personal benefit (financial or otherwise) or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, Broadcaster has adopted a specific policy governing employees’ trading in securities of Broadcaster. This policy has been distributed to our employees and is also available upon request to every employee. If you have any questions, please consult our securities counsel who is listed at the end of these Guidelines.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, or information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position, for improper personal gain, and no employee may compete with Broadcaster directly or indirectly. Employees, officers and directors owe a duty to Broadcaster to advance its legitimate interests when the opportunity to do so arises.

Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with Broadcaster’s clients, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with clients. No gift or entertainment should ever be offered, given, provided or accepted by any Broadcaster employee, family member of an employee, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

Discrimination and Harassment

The diversity of Broadcaster’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment. Examples may include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

Health and Safety

Broadcaster strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of alcohol or illegal drugs in the workplace will not be tolerated.

Record-Keeping

Broadcaster requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Some employees are authorized to use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Chairman of our Audit Committee through the avenues listed at the end of these Guidelines. All of Broadcaster’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Broadcaster’s transactions and must conform both to applicable legal requirements and to Broadcaster’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to Broadcaster’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult Broadcaster’s securities counsel via the avenues listed at the end of these Guidelines.

Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by Broadcaster or its clients except when disclosure is authorized by Broadcaster’s securities counsel or required by laws or regulations. Confidential information includes all non-

public information that might be of use to competitors, or harmful to Broadcaster or its clients, if disclosed. It also includes information that others have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

Protection and Proper Use of Broadcaster Assets

All employees should endeavor to protect Broadcaster’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Broadcaster’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Broadcaster equipment should not be used for non-Broadcaster business, though incidental personal use may be permitted. The obligation of employees to protect Broadcaster’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, ideas, designs, databases, records, salary information and any unpublished financial data and reports. While unauthorized use or distribution of this information would violate Broadcaster policy, it could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. The Act also applies to the making of improper payments to obtain business from commercial clients in the United States. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Broadcaster policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Our securities counsel can provide guidance to you in this area. Our securities counsel can be contacted through the avenues listed at the end of these Guidelines.

Waivers of These Ethical Guidelines

Any waiver of these Guidelines for executive officers or directors may be made only by the Board of Directors and generally must be disclosed in an SEC Form 8-K within four business days.

Reporting Any Accounting/Auditing Matters

Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind to the Chairman of our Audit Committee or our securities counsel, via the avenues described at the end of these Guidelines. All submissions may be done anonymously.

Compliance Procedures

We must all work to ensure prompt and consistent action against violations of these Guidelines. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

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Make sure you have all the facts in order to reach the right solutions; we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

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Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor.

This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

Seek help from Broadcaster resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your office manager or with a human resources officer.

You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. You may go outside of Broadcaster as described at the end of these Guidelines. Broadcaster does not permit retaliation of any kind against employees for good faith reports of ethical violations.

Always ask first, act later.  If you are unsure of what to do in any situation, seek guidance before you act.

Special Policies with Respect to Certain Officers

The Chief Executive Officer (“CEO”) and all senior financial officers, including the Chief Financial Officer (“CFO”), principal accounting officer and controller, are bound by the provisions set forth above including those relating to ethical conduct, conflicts of interest and compliance with law. In addition, the CEO, CFO and other senior financial officers are subject to the following additional specific policies:

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The CEO, CFO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Broadcaster with the Securities and Exchange Commission. Accordingly, it is the

responsibility of the CEO, CFO and each senior financial officer promptly to bring to the attention of the Board of Directors or the Audit Committee any material information of which he or she may become aware that affects the disclosures made by Broadcaster in its public filings or otherwise assist the Board and the Audit Committee, in fulfilling their responsibilities.

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The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Board and the Audit Committee, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect Broadcaster’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Broadcaster’s financial reporting, disclosures or internal controls.

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The CEO, CFO and all senior financial officers are responsible for compliance with applicable stock exchange and governmental rules and regulations.

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The CEO, CFO and each senior financial officer shall promptly bring to the attention of our securities counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of these Guidelines, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in Broadcaster’s financial reporting, disclosures or internal controls.

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The CEO, CFO and each senior financial officer shall promptly bring to the attention of Broadcaster’s securities counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to Broadcaster and the operation of its business, by Broadcaster or any agent thereof, or of violation of these Guidelines or of these additional special policies and procedures.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of these Guidelines or these additional special procedures by the CEO, CFO and Broadcaster’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to these Guidelines and to these additional special procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

Legal and Guidelines Violations/Reporting

All Broadcaster employees are responsible for promptly reporting any issue or concern they believe in good faith may constitute a violation of law or these Guidelines or any other

Broadcaster policy. If any employee believes a violation has occurred, please contact either of the following:

Blair Mills

Richard J. Berman

Chief Financial Officer

Chairman of the Audit Committee

9201 Oakdale Avenue, Suite 200

420 Lexington Avenue, Suite 450

Chatsworth, CA  91311

New York, NY 10170

Tel: (818) 206-9274

Tel: (212) 355-1295

Email: blair@broadcaster.com

Email: richard@cryztal.com

Additionally, if any employee has concerns regarding accounting, internal accounting controls or auditing matters relating to Broadcaster that he or she believes should be brought to the attention of Broadcaster’s Audit Committee, please contact any of the following:

Richard J. Berman

Paul Goodman, Esq.

Chairman of the Audit Committee

Director

420 Lexington Avenue, Suite 450

420 Lexington Avenue, Suite 2020

New York, NY 10170

New York, NY 10170

Tel: (212) 355-1295

Tel: (212) 661-6800

Email: richard@cryztal.com

Email: pgoodman@cszlaw.com

All persons including shareholders who wish to bring to Broadcaster’s attention any potential violations of or non-compliance with the Guidelines may also make use of these communication avenues. In addition, all persons including shareholders may use these same procedures to communicate with the Board of Directors or any members. Please specify in your communication to whom it is addressed.

You may contact Broadcaster’s securities counsel as follows:

Michael D. Harris, Esq.

Harris Cramer LLP

1555 Palm Beach Lakes Blvd., Suite 310

West Palm Beach, FL 33401

Tel: (561) 689-4441

Email: mharris@harriscramer.com.

All issues will be handled promptly and with appropriate confidentiality. All submissions may be done anonymously.